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                                                                EXHIBIT 12.1

                              IKON CAPITAL, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)
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                                       Six Months
                                         Ended                         Fiscal Year Ended September 30
                                     --------------      -----------------------------------------------------------
                                     March 31, 1997        1996          1995         1994        1993        1992
                                     --------------      ---------     ---------    ---------   ---------   --------

Earnings
   Income from continuing operations      $19,421         $31,512       $17,860      $15,631      $9,336     $6,547
   Add:
       Provision for income taxes          13,496          23,150        14,476        9,794       6,218      4,033
       Fixed charges                       39,518          63,538        38,263       25,673      22,807     20,146
                                      ------------       --------      --------     --------    --------   --------
   Earnings, as adjusted (A)              $72,435        $118,200       $70,599      $51,098     $38,361    $30,726
                                      ============       ========      ========     ========    ========   ========

Fixed charges
   Other interest expense, including
       interest on capital leases         $39,266         $63,125       $37,945      $25,559     $22,701    $20,068
   Estimated interest component of
       rental expense                         252             413           318          114         106         78
                                      ------------        -------       -------      --------    -------    -------
   Total fixed charges (B)                $39,518         $63,538       $38,263      $25,673     $22,807    $20,146
                                      ============        =======       =======      ========    =======    =======

Ratio of earnings to fixed charges
   (A) divided by (B)                         1.8             1.9           1.8          2.0         1.7        1.5
                                      ============        ========      ========     ========    ========   ========



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